Exhibit 24.2

POWER OF ATTORNEY

Pursuant to this Power of Attorney (this “Power of Attorney”) , I, Josh Heine, do hereby make, constitute and appoint Justin Reinus, Jennifer Ybarra Taylor and Madeline Purcell, (individually and collectively, “my Attorney”), and each of them acting individually, with full powers of substitution, as my true and lawful attorneys for the purposes set forth herein, effective as of the date set forth below. This Power of Attorney shall be governed by and construed in accordance with the laws of the State of Illinois.

I hereby grant to my Attorney, for me and in my name, place and stead, the powers set forth below, granting unto my Attorney the full power and authority to perform each and every act and thing requisite, necessary or proper to be done in the exercise of such powers, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming any such action that my Attorney, and any substitutes therefor, each acting alone, may lawfully do or cause to be done by virtue hereof:

1.	to prepare, execute and submit to the United States Securities and Exchange Commission (the “SEC”) on its Electronic Data Gathering, Analysis, and Retrieval Filer Management website a Form ID Application for me, including any amendments and exhibits thereto, and any other related documents as may be necessary or appropriate, to obtain from the SEC access codes to permit filing on the SEC’s EDGAR system, and to do and perform each act and thing requisite and necessary or appropriate to be done by any rule or regulation of the SEC and the EDGAR Filer Manual as fully and to all intents and purposes as I might or could do in person;

2.	to execute, for and on my behalf, in my capacity as an “officer” (within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) or director of Verano Holdings Corp. (the “Company”), Form 3, Form 4 and Form 5, and any amendments thereto, in accordance with Section 16(a) of the Exchange Act;

3.	to do and to perform all acts for and on my behalf that may be necessary or desirable to complete and execute any such Form 3, Form 4, Form 5, the insider profile and insider reports, and any amendments thereto, and to timely file such form or amendment with the SEC, and any stock exchange or similar authority; and

4.	to take any other action of any type that, in the reasonable determination of my Attorney, is necessary or desirable in connection with the foregoing grant of authority, it being understood that the documents executed by my Attorney pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as my Attorney may approve.

This Power of Attorney and the authority of my Attorney and any substitutes therefor hereunder shall not terminate on my disability but shall remain in full force and effect for so long as I am an officer, director or reporting insider of the Company and for such time thereafter as may be necessary to file any such Form 3, Form 4, Form 5, and any amendments thereto, relating to the period during which I served as an officer, director or reporting insider of the Company, unless earlier revoked by me in a signed writing delivered to each of my Attorneys and any substitutes therefor. This Power of Attorney may be filed with the SEC or other applicable securities regulator as a confirming statement of the authority granted herein.

The authority granted hereby shall in no event be deemed to impose or create any duty on behalf of my Attorney with respect to my obligations to file a Form ID with the SEC.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date set forth below.

/s/ Josh Heine
Josh Heine
Dated: 4/16/2025

[Signature Page to Power of Attorney]